FOR IMMEDIATE RELEASE

Contacts:
Jill Swartz                                                                Julie Leber
Spotlight Marketing Communications                  Spotlight Marketing Communications
(949) 427-5172 ext. 701                                       (949) 427-5172 ext. 703
jill@spotlightmarcom.com                                    julie@spotlightmarcom.com

MVP REIT II, Inc.’s Offering Declared Effective by the
U.S. Securities and Exchange Commission

SAN DIEGO (Oct. 23, 2015) – MVP REIT II, Inc. (“MVP REIT II”) today announced that its registration statement on Form S-11 pertaining to an initial public offering of up to $550 million in common stock was declared effective by the United States Securities and Exchange Commission on October 22, 2015.

MVP REIT II is a publicly registered, non-traded Maryland corporation that intends to qualify as a real estate investment trust commencing with the taxable year that will end December 31, 2015, or the first year in which it commences material operations, if later. MVP REIT II is offering up to 20,000,000 shares of its common stock for sale at $25.00 per share and up to an additional 2,000,000 shares of its common stock for issuance under its distribution reinvestment plan at $25.00 per share. MVP REIT II intends to invest in a portfolio of parking facilities located throughout the United States and Canada.

A copy of the final prospectus for MVP REIT II is available without charge upon written request to MVP REIT II, Inc., 12730 High Bluff Drive, Suite 110, San Diego CA 92130. The prospectus is also available at www.mvpreitii.com/prospectus, or on the SEC’s website at www.sec.gov.

This document is neither an offer to sell nor a solicitation of an offer to buy securities. An offering is made only by the prospectus. This document must be read in conjunction with the prospectus in order to fully understand all of the implications and risks of the offering of securities to which the prospectus relates. A copy of the prospectus must be made available to you in connection with any offering.  No offering is made except by a prospectus filed with the Department of Law of the State of New York. Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of the common stock, determined if the prospectus is truthful or complete or passed on or endorsed the merits of the offering. Any representation to the contrary is a criminal offense.

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